EXHIBIT 10.21

SPIRIT AEROSYSTEMS HOLDINGS, INC.
2014 OMNIBUS EMPLOYEE INCENTIVE PLAN
FORM OF PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

Total Shareholder Return (TSR):
Grantee: [ ]
Award: [ ] shares of Restricted Stock
Grant Date: [ ]
Fair Market Value on Grant Date: $[ ]

Free Cash Flow as a Percent of Revenue (FCF):
Grantee: [ ]
Award: [ ] shares of Restricted Stock
Grant Date: [ ]
Fair Market Value on Grant Date: $[ ]

This Performance-Based Restricted Stock Award Agreement (the “Award Agreement”) is dated as of the Grant Date by and between the Grantee and Spirit AeroSystems Holdings, Inc. (the “Company”), pursuant to the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”) and the Company’s Long-Term Incentive Program (as amended from time to time, the “LTIP”). Capitalized terms not defined in this Award Agreement have the meanings as used or defined in the Plan.

1.
Award. Pursuant to the Plan and the LTIP, the Company hereby awards to the Grantee the Target Award of Restricted Stock. The number of Shares that the Grantee will vest in will be determined based on the conditions and Performance Measures contained in Paragraph 2. Subject to the restrictions set forth in the Plan, the Grantee will have the rights and privileges of a stockholder as to the Restricted Stock, including without limitation the right to vote such Restricted Stock.

2.	Vesting and Expiration of Restricted Period.

(a)	For purposes of this Agreement, the “Performance Period” shall be the three-year period beginning on January 1, [ ] and ending on December 31, [ ].

(b)
The Restricted Stock is subject to forfeiture until it vests. Except as otherwise provided herein or in the Plan, the Restricted Stock will vest and the Restricted Period will expire on the last day of the Performance Period, subject to the Grantee’s continuous service to the Company from the Grant Date through the last day of the Performance Period.

(c)	The percentage of Restricted Stock that will actually vest will range from 0% to 200% and be based, in equal parts, on the achievement of the following Performance Measures:

i.	Total shareholder return over the Performance Period as compared to the Company’s Peer Group, as determined pursuant to Exhibit A attached hereto; and

ii.	Free Cash Flow as Percentage of Revenue, as determined pursuant to Exhibit B attached hereto.

(d)
Following the end of the Performance Period, the Committee will determine in its sole discretion and certify in writing whether, and to what extent, the Performance Measures were achieved for the Performance Period (“Actual Performance”). Based on Actual Performance, the Committee will then calculate and certify in writing the percentage of the Restricted Stock that the Grantee will vest in (the “Actual Award”). Any Restricted Stock outstanding and unvested at the end of the Performance Period will be forfeited. The determination of Actual Performance will be in the sole discretion of the Committee and will be final, conclusive, binding and unappealable.

(e)	Except as otherwise provided herein, upon vesting, the restrictions set forth in the Plan or in this Award Agreement will be of no further force or effect with respect to vested Restricted Stock.

3.	Delivery. The Shares underlying the Restricted Stock will be held by the Company in the Grantee’s name and will be delivered promptly following the date on which the Restricted Stock vests.

4.	Dividends. No dividends payable on the Restricted Stock will be paid or accumulated by the Company until such Restricted Stock vests and the restrictions on such Restricted Stock expire.

5.
Forfeiture. Except as provided in Paragraph 6 or 7 and Sections 13.1 and 15.7 of the Plan, or as otherwise determined by the Committee, upon the Grantee’s Termination prior to vesting and the expiration of the Restricted Period, any outstanding, unvested Restricted Stock will be forfeited.

6.
Death or Disability. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s Termination due to death or Disability prior to vesting and the expiration of the Restricted Period, the Grantee will vest in a prorated portion of his or her Target Award, prorated based on the number of days continuously employed during the Performance Period, and the Shares underlying the Restricted Stock will be delivered promptly following the Grantee’s Termination.

7.
Retirement. Notwithstanding any other provision of this Award Agreement or the Plan, upon the Grantee’s Termination due to Retirement prior to vesting and the expiration of the Restricted Period, the Grantee will vest in a prorated portion of his or her Actual Award, as calculated and certified by the Committee pursuant to Section 2(c) and prorated based on the number of days continuously employed during the Performance Period, and the Shares underlying the Restricted Stock will be delivered promptly following the date of determination of the Actual Award pursuant to Paragraph 2(c). For purposes of this Award Agreement, “Retirement” means any Termination on or after the date when the Grantee has attained age 62, other than a Termination by the Company for Cause or Termination by Grantee at a time that Cause exists.

8.
Clawback Policy/Recoupment. The Award of Restricted Stock is subject to the clawback provisions of Section 15.20 of the Plan, any applicable law and any Company policy on the recovery of compensation, as it exists now or as later adopted and as amended and in effect from time to time.

9.
Transferability and Resale Restrictions. Prior to vesting and the expiration of the Restricted Period, the Restricted Stock may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance will be void and unenforceable against the Company or any Affiliate. Any Shares delivered pursuant to this Award Agreement will be subject to such conditions and restrictions on transfer (if any) as are set forth in the Company’s certificate of incorporation and bylaws, as well as any stockholders agreement and any other agreement entered into with respect to such Shares.

10.
Tax Representations and Tax Withholding. The Grantee has had an opportunity to review with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Award Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee will be required to pay to the Company or any Affiliate, and the Company or any Affiliate will have the right to withhold, from any cash or shares deliverable under this Award or from any compensation or other amounts owing to the Grantee, the amount of any required withholding taxes in respect of this Award, its exercise, or any payment or transfer under this Award and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

11.
83(b) Elections. The grant of Restricted Stock in this Award Agreement is intended to constitute a transfer of such Restricted Stock within the meaning of Code Section 83. Accordingly, the Grantee is eligible to make an election under Code Section 83(b) with respect to the Restricted Stock, subject to complying with all applicable requirements for making such an election, including, but not limited to, the requirement that such election be made within 30 days after the Grant Date. If the Grantee makes an election under Code Section 83(b), the Grantee will notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Code Section 83(b) or other applicable provision.

12.
Entire Agreement. The Plan and the LTIP are incorporated herein by reference. This Award Agreement, Exhibits A and B, the Plan and the LTIP constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Except as otherwise set forth herein, this Award Agreement shall be construed in accordance with the provisions of the Plan and if and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award Agreement shall lie within its sole discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

13.
Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Award Agreement, such provision will be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Award Agreement will remain in full force and effect.

14.
Amendment. The Committee may, to the extent consistent with the terms of this Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate, this Award or this Award Agreement, prospectively or retroactively, except that any such waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect the rights of the Grantee under this Award Agreement will not be effective without consent of the Grantee. Except as provided in Section 14.1 of the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time.

15.
No Obligation to Employ. Nothing in this Award Agreement or the Plan will be construed as giving the Grantee any right to be retained in the employ or service of the Company or any Affiliate. The Company or any Affiliate may at any time dismiss the Grantee from employment or discontinue any consulting relationship, free from any liability or any claim under this Award Agreement and the Plan, unless otherwise expressly provided in this Award Agreement or the Plan. By accepting this Award, the Grantee will be deemed to have waived any claim to continued exercise or vesting of this Award or to damages or severance entitlement related to non-continuation of this Award beyond the period provided under this Award Agreement or the Plan, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Company or any Affiliate and the Grantee, whether any such agreement is executed before, on, or after the Grant Date.

16.
Notices and Information. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Grantee shall be in writing and addressed to the Grantee at the Grantee’s last known address on file with the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (iii) one (1) business day after deposit with any return receipt express courier (prepaid); or (iv) one (1) business day after transmission by facsimile. For additional information regarding this Award Agreement, the LTIP, the Plan or the administrators of the Plan, please contact the Company’s Corporate Secretary at 3801 South Oliver, Wichita, Kansas 67210, (316) 526-9000.

17.	Successors. The Company may assign any of its rights under this Award Agreement. This Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

18.
GOVERNING LAW. THIS AWARD AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND PERFORMED WHOLLY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

19.	Headings. The headings in this Award Agreement are for convenience of reference only, and in the event of any conflict, the text of this Award Agreement, rather than such headings will control.

IN WITNESS WHEREOF, SPIRIT AEROSYSTEMS HOLDINGS, INC. has caused this [ ] Performance-Based Award Agreement to be duly executed as of [ ].

By:	_________________________________
SPIRIT AEROSYSTEMS HOLDINGS, INC.
Name:
Title:

By:	_________________________________
GRANTEE Full Name:

EXHIBIT A
TOTAL SHAREHOLDER RETURN
The achievement of relative Total Shareholder Return (“TSR”) over the Performance Period will be given 50% weighting in the determination of Actual Performance.
The Company’s peer group is as set forth below and subject to the following adjustments and other adjustments that may be made by the Company from time to time (the “Peer Group”): (i) Any company that ceases to be publicly traded on or before December 31, [ ] for any reason other than liquidation or Chapter 11 reorganization will be excluded from the peer group. (ii) Any company that ceases to be publicly traded on or before December 31, [ ] due to liquidation or Chapter 11 reorganization will be deemed to be in “last place” for purposes of calculating TSR.

Peer Group
Arconic Inc. (ARNC)	Moog Inc. (MOG.A)
BorgWarner Inc. (BWA)	Parker-Hannifin Corporation (PH)
Curtiss-Wright Corporation (CW)	Teledyne Technologies (TDY)
Hexcel Corporation (HXL)	Tenneco Inc. (TEN)
Huntington Ingalls Industries, Inc. (HII)	Terex Corp. (TEX)
Ingersoll-Rand PLC (IR)	Textron Inc. (TXT)
L-3 Harris Technologies (LHX)	Triumph Group, Inc. (TGI)

TSR over the Performance Period will be calculated on a cumulative basis using dividend-adjusted closing prices under the following formula: (A) / (B) - 1, where: (A) equals the 20-trading-day average share price for the period ending December 31, [ ], and (B) equals the 20-trading-day average share price for the period ending December 31, [ ].
The percentage of Restricted Stock that will vest based on TSR is as follows:

	Threshold	Target	Maximum
The Company’s rank among Peer Group	25th percentile	50th percentile	90th percentile
Percentage of Restricted Stock that will vest	25%	100%	200%

Notwithstanding the foregoing, if the Company’s total shareholder return over the Performance Period equals a negative number, no greater than 100% of Restricted Stock will vest, regardless of the Company’s rank among the Peer Group.
If the calculated TSR falls between two percentiles, the Actual Award will be interpolated accordingly, using the “percentrank” function within Excel. For example, if the calculated TSR falls in the 70th percentile relative to the peer group, the associated award will be halfway between the target award and the maximum award for this performance goal. If the calculated TSR falls below the 25th percentile, no percentage of the Restricted Stock will vest for this Performance Measure.

EXHIBIT B
FREE CASH FLOW AS A PERCENTAGE OF REVENUE
The achievement of Free Cash Flow as a percentage of Revenue (the “FCF %”) over the Performance Period will be given a 50% weighting in the determination of Actual Performance.
The FCF % will be calculated on a cumulative basis over the Performance Period, by dividing Company’s total Free Cash Flow over the Performance Period by the Company’s total revenue over the Performance Period.
The percentage of Restricted Stock that will vest based on FCF as % of Revenue is as follows:

	Threshold	Target	Maximum
FCF %
Percentage of Restricted Stock that will vest	25%	100%	200%

If the calculated FCF % falls between two percentage levels, the Actual Award will be interpolated accordingly, using the “percentrank” function within Excel. For example, if the calculated percentage is [ ]%, the associated award will be halfway between the target award and the maximum award for this performance goal. If the calculated FCF as % of Revenue falls below [ ] %, no percentage of the Restricted Stock will vest for this Performance Measure.